Exhibit 99.2

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES (Dollars in millions)

Column A	Column B	Column C		Column D		Column E
		Additions		Deductions
	Balance at	Charged to	Charged	Credited to	Credited	Balance at
	beginning	costs and	to other	costs and	to other	end
Description	of period	expenses	accounts	expenses	accounts	of period
Allowance for doubtful accounts
Year ended June 30, 2012	$(5)	$(3)	$-	$1	$-	$(7)
Year ended June 30, 2011	(6)	-	-	1	-	(5)
Year ended June 30, 2010	(6)	-	-	-	-	(6)
LIFO allowance
Year ended June 30, 2012	$(29)	$(8)	$-	$-	$-	$(37)
Year ended June 30, 2011	(28)	(1)	-	-	-	(29)
Year ended June 30, 2010	(31)	-	-	3	-	(28)
Valuation allowance on deferred tax assets
Year ended June 30, 2012	$(14)	$(6)	$-	$-	$-	$(20)
Year ended June 30, 2011	(12)	(2)	-	-	-	(14)
Year ended June 30, 2010	(6)	(6)	-	-	-	(12)
Allowance for inventory obsolescence
Year ended June 30, 2012	$(11)	$(13)	$-	$-	$14	$(10)
Year ended June 30, 2011	(10)	(15)	-	-	14	(11)
Year ended June 30, 2010	(10)	(11)	-	-	11	(10)

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